<SEQUENCE>1
<FILENAME>edgar.txt
FORM 4 - 5/1/03

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   William Ingram
   457 La Prenda Rd.
   Los Altos, CA 94024

2. Issuer Name and Ticker or Trading Symbol
   Supertex, Inc.
   SUPX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   4/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   V.P. Wafer Fab Operations
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                    |
______________________________________________________________________________________________________________________|
1. Title of   |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
   Security   | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
              |      |      |                                  |  Beneficially     |(D)or |                           |
              |      |    | |                  | A/|           |  Owned at         |Indir |                           |
              | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
______________________________________________________________________________________________________________________|
              |      |    | |                  |   |           |                   |      |                           |
Common Stock  | 4/30/| T  |V|      343         | A |11.3050    |     714           | D    |                           |
               2003
----------------------------------------------------------------------------------------------------------------------|
              |      |    | |                  |   |           |                   |      |                           |
----------------------------------------------------------------------------------------------------------------------|
______________________________________________________________________________________________________________________|
_________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                         |
_________________________________________________________________________________________________________________________|
1.Title of   |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature  |
  Derivative |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|of Indirect|
  Security   |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial |
             |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership  |
             |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |           |
             |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|           |
             |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|           |
             |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |           |
             |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|           |
_________________________________________________________________________________________________________________________|
ISO Option   |        |     |    | |           |   |3/2/ |3/3/ |Common      |10,000 |       |   (1)      |   |           |
(to purchase |        |     |    | |           |   |2001 |2005 |            |       |       |            |   |           |
Common Stock)|        |     |    | |           |   |     |     |            |       |       |            |   |           |
__________________________________________________________________________________________________________________________
ISO Option   |        |     |    | |           |   |3/3/ |3/3/ |Common      |3,000  |       |   (2)      |   |           |
(to purchase |        |     |    | |           |   |1999 |2004 |            |       |       |            |   |           |
Common Stock)|        |     |    | |           |   |     |     |            |       |       |            |   |           |
_________________________________________________________________________________________________________________________
ISO Option   |        |     |    | |           |   |3/1/ |3/1/ |Common      |12,000 |       |   (3)      |   |           |
(to purchase |        |     |    | |           |   |2000 |2006 |            |       |       |            |   |           |
Common Stock)|        |     |    | |           |   |     |     |            |       |       |            |   |           |
__________________________________________________________________________________________________________________________
ISO Option   |        |     |    | |           |   |12/1/|12/1/|Common      |5,000  |       |   (4)      |(D)|           |
(to purchase |        |     |    | |           |   |2001 |2007 |            |       |       |            |   |           |
Common Stock)|        |     |    | |           |   |     |     |            |       |       |            |   |           |
__________________________________________________________________________________________________________________________

Explanation of Responses:
1.  10,000 shares exercisable.
2.  3,000 shares exercisable.
3.  8,700 shares exercisable.
4.  2,000 shares exercisable.

** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78 ff(a)

SIGNATURE OF REPORTING PERSON
/S/ William Ingram

DATE
5/1/03